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Exhibit 10.24

EXECUTION COPY

Exhibit III

SHARE SUBSCRIPTION AGREEMENT

LECG, LLC

as LECG

and

LECG Korea, LLC

as the Company

and

The Individuals listed on Exhibit I

collectively as the K&C Shareholders

Dated as of July 19, 2003

SHARE SUBSCRIPTION AGREEMENT

        This Share Subscription Agreement dated effective as of July 19, 2003, is made and entered into by and among:

        LECG, LLC, a limited liability company duly organized and existing under the laws of the State of California of the United States of America, having its registered office at 2000 Powell Street, Suite 600, Emeryville, CA 94608, U.S.A. ("LECG");

        LECG Korea, LLC, a limited liability company duly organized and existing under the laws of Korea, having its registered office at POSCO Center Building, 11th Floor, 892 Daechi4-Dong, Kangnam-Gu, Seoul, Korea (the "Company"); and

        The individual persons listed on Exhibit I attached hereto (individually, a "K&C Shareholder" and collectively, the "K&C Shareholders"), who are members of Kim & Chang, a Korean law firm, whose main office is located at Seyang Building, 223 Naeja-Dong, Chongro-Ku, Seoul, Korea ("K&C").

        (LECG, the Company, and the K&C Shareholders are hereinafter referred to individually as a "Party" and collectively as the "Parties".)

RECITALS:

        WHEREAS, the Company was incorporated on November 1, 2002 by capital contribution by LECG;

        WHEREAS, LECG currently owns 56,131 units of contribution ("Shares") of the Company, representing 100% of the total outstanding Shares issued by the Company as of the date of this Agreement;

        WHEREAS, LECG is a leading global economic and financial consulting services firm in areas where sophisticated economic and financial analysis is required, in particular in connection with the legislation and application of economic laws and regulations and related legal disputes;

        WHEREAS, K&C, founded in 1972, is Korea's leading law firm providing a wide range of legal services to local and foreign clients;

        WHEREAS, LECG and the K&C Shareholders desire to jointly invest in and run the Company in Korea to engage in the economic and financial consulting service business;

        WHEREAS, contemporaneous herewith, the Parties are entering into a Joint Venture Agreement, pursuant to which, among others things, subject to the terms and conditions set forth therein, LECG, the Company, and the K&C Shareholders will jointly invest in and run the Company in Korea to engage in the economic and financial consulting service business; and

        WHEREAS, pursuant to the objectives of the Joint Venture Agreement, the Company has agreed to issue and sell to the K&C Shareholders, and the K&C Shareholders have agreed to subscribe for and purchase from the Company, newly issued Shares, par value five thousand (5,000) Won per Share, of the Company, in an aggregate amount equal to fifty (50)% of the total issued and outstanding Shares as of the Closing Date.

        NOW, THEREFORE, in consideration of the mutual promises and covenants stated below, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        When used in this Agreement, the following terms shall have the respective meanings set forth below:

        "Affiliate" or "Affiliates" shall mean any Person now existing or hereafter created, which, directly or indirectly Controls, is Controlled by or is under direct or indirect common Control with such person.

        "Agreement" shall mean this Share Subscription Agreement, including all exhibits and schedules hereto, as the same may hereafter be amended, modified or supplemented from time to time.

        "Articles of Incorporation" shall mean the Articles of Incorporation of the Company, as amended from time to time.

        "Board" shall mean the board of directors of the Company.

        "Business Day" shall mean any day that is not a Saturday, Sunday, or national holiday in Korea.

        "Company Documents" shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by LECG and/or the Company in connection with this Agreement.

        "Confidential Information" shall mean all proprietary and non-public information, in any form, relating to the Company (including, without limitation, its condition (financial or otherwise), assets, liabilities, business, operations, customers and prospects), or any of the arrangements or agreements set forth in this Agreement or Company Documents, other than information which is (i) known to the recipient at the time of disclosure or (ii) generally available to the public, through a source or sources other than the parties to this Agreement and their respective, directors, officers, employees, Affiliates, agents and representatives.

        "Corporate Registry" shall mean the registry of the Company, maintained at the commercial registration office supervised by the court in the jurisdiction in which the head office of the Company is located, as amended from time to time.

        "Director" or "Directors" shall mean a director or directors of the Company.

        "General Meeting" shall mean the general meeting of the Shareholders of the Company.

        "Governmental Body" means any national, regional, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, arbitral tribunal, commission, Seoul Bar Association, or other similar entity (including any branch, department or official thereof) in Korea or elsewhere.

        "Intellectual Property" shall mean, collectively, all patents, trademarks, trade names, domain names, service marks, copyrightable or registrable works, copyrights or registrations, inventions, trade secrets and confidential business information, computer software, and all other similar intangible property.

        "Korea" shall mean the Republic of Korea.

        "Labor Agreements" shall mean, collectively, all employment agreements, incentive agreements, rules of employment or other labor, employment related agreements or rules to which the Company is a party or to which the Company is subject.

        "Law" means any federal, state, national, regional, local, municipal, foreign, international, multinational, or other constitutional law, rule, standard, requirement, administrative ruling, order, ordinance, legal doctrine, code, regulation, statute, treaty or process, made or rendered by any Governmental Body; and any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, or Governmental Body.

        "Lien" shall mean any lien, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other encumbrance, adverse claim or right whatsoever.

        "Material Adverse Change" or "Material Adverse Effect" shall mean, with respect to the condition (financial or otherwise), assets, liabilities, business, operations, customers or prospects of the Company, any material adverse change or effect or potential adverse change or effect, or any series thereof.

        "Material Contracts" shall mean all contracts, whether written or oral, to which the Company is a party, other than contracts that (i) are made in the ordinary course of the businesses, (ii) do not provide for a duration in excess of six (6) months, and (iii) do not involve aggregate payments or potential liabilities in excess of US$100,000.

        "Person" means any natural person, corporation, company, foundation, association, partnership, firm, joint venture, trust, unincorporated association, Governmental Body.

        "Representative Director" shall mean the representative director of the Company.

        "Shareholder" or "Shareholders" means (i) member(s) or unitholder(s) of the Company, for so long as they remain members of the Company, and (ii) any other Person who becomes a member of the Company in accordance with the terms of the joint venture agreement among the Parties and dated effective as of July 19, 2003 (the "Joint Venture Agreement"), for so long as such Person remains a member or a unitholder of the Company.

        "Shares" or "Share" means units of contribution, each having a par value of five thousand (5,000) Won, in the unit capital of the Company and any other equity securities of the Company that may be created from time to time subject to the Requisite Shareholder Approval as such term is defined in the Joint Venture Agreement.

        "Tangible Personal Property" shall mean all machinery, equipment, trucks, automobiles, furniture, supplies, spare parts, tools, stores and other tangible personal property owned by the Company or in which the Company has any interest (including the right to use).

        "Tax" shall mean, collectively, all taxes, including, without limitation, income, value added, use, property, registration, gift, personal property (tangible and intangible), stamp, excise, duty, assessment, franchise, transfer, license, withholding, payroll, employment, and education, and all other similar governmental charges, and related penalties and interests (if any).

        "Won" shall mean Korean won, the official currency of Korea.

ARTICLE 2
SALE AND PURCHASE OF THE SHARES

2.1
Sale and Purchase.    Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the K&C Shareholders, and each K&C Shareholder shall subscribe for and purchase from the Company, those number of Shares opposite each K&C Shareholder's name on Exhibit I attached hereto. The total number of Shares issued to and purchased by the K&C Shareholders pursuant to this 2.1 (the "K&C Shares") shall collectively constitute ownership of fifty (50)% of the total issued and outstanding Shares as of the Closing Date.

2.2
Purchase Price.    The aggregate purchase price for the K&C Shares (the "Purchase Price") shall be the Won equivalent of US$473,504, to be calculated on the Closing Date.

2.3
Shareholding Structure.    As of the Closing Date, the number of Shares issued and outstanding to each Shareholder, and the percentage ownership interests of the Shareholders in the Company shall be as follows:

LECG:	56,131 Shares	50%
K&C Shareholders (collectively):	56,131 Shares	50%
Total	112,262 Shares	100%

ARTICLE 3
CLOSING

3.1
Closing Date.    The closing of the sale and purchase of the K&C Shares (the "Closing") shall take place at the office of Kim & Chang, beginning at 10:00 A.M. local time within five (5) Business Days after the satisfaction or the waiver of the conditions precedent to the K&C Shareholders' and the Company's obligations hereunder, or at such other date, time, and place as shall be mutually agreed by LECG and the K&C Shareholders (the "Closing Date").

3.2
Closing Transactions.

(a)
On the Closing Date, (i) the K&C Shareholders shall pay the Purchase Price to the Company by effecting a wire transfer of immediately available funds into a bank account which shall have been identified in writing to the K&C Shareholders at least three (3) Business Days prior to the Closing Date, and (ii) the Company shall issue a receipt to the K&C Shareholders evidencing such payment of the Purchase Price.

(b)
On the first Business Day following the Closing Date, the Company shall (i) file with the appropriate court in Korea for the registration of the capital increase of the Company, (ii) register each K&C Shareholder as a Shareholder in the Corporate Registry, and (iii) deliver to the K&C Shareholders a certified copy of the Corporate Registry, dated as of such date, reflecting each of the K&C Shareholders' ownership of the respective number of Shares purchased.

(c)
Any costs or expenses (including all applicable taxes) incurred or to be incurred in connection with the registration of any capital increase of the Company shall be borne by the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1
Representations and Warranties of LECG.    LECG represents and warrants to the K&C Shareholders as set forth in Section 1 of Exhibit II attached hereto (the "Representations and Warranties Exhibit").

4.2
Representations and Warranties of LECG and the Company.    LECG and the Company jointly and severally represent and warrant to the K&C Shareholders as set forth in Section 2 of the Representations and Warranties Exhibit.

4.3
Representations and Warranties of K&C Shareholders.    Each of the K&C Shareholders represent and warrant to the Company as set forth in Section 3 of the Representations and Warranties Exhibit.

ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligation of the Company to issue and sell the K&C Shares pursuant to Article 2 hereof and to consummate the transactions contemplated hereby, shall be subject to the fulfillment as of the Closing Date, of all of the conditions precedent set forth below:

5.1
Representations and Warranties.    All representations and warranties made by each K&C Shareholder in Section 3 of the Representations and Warranties Exhibit are true as of the Closing Date.

5.2
Performance.    K&C Shareholders shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by it as of the Closing.

5.3
Government Approvals.    All necessary government approvals, which are required in connection with the transactions contemplated hereby, have been obtained in form and substance satisfactory to the Company.

5.4
Third Party Consents.    All necessary consents or waivers in respect of any agreements to which any of the K&C Shareholders is a party, and which relate to the subject matter of this Agreement, shall have been obtained, such that in the event of any conflict between the terms of any such agreements and this Agreement, the terms of this Agreement shall govern.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION OF THE K&C SHAREHOLDERS

        The obligation of the K&C Shareholders to subscribe for and purchase the K&C Shares pursuant to Article 2 hereof and to consummate the transactions contemplated hereby shall be subject to the fulfillment as of the Closing Date, of all of the conditions precedent set forth below:

6.1
Representations and Warranties.    All representations and warranties of LECG and/or the Company contained in Sections 1 and 2 of the Representations and Warranties Exhibit are true as of the Closing Date.

6.2
Performance.    LECG and the Company shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by them as of the Closing Date.

6.3
Government Approvals.    All necessary government approvals, which are required in connection with the transactions contemplated hereby, have been obtained in form and substance satisfactory to the K&C Shareholders.

6.4
Due Diligence.    The K&C Shareholders shall be reasonably satisfied with the results of investigations and review of the legal, technical, business, financial and accounting aspects of, and other matters relating to, the Company.

6.5
Corporate Documents.    The K&C Shareholders shall have received certified copies of the following documents:

(a)
Resolutions of the Board and of the Shareholders approving the transactions contemplated hereby, duly certified by the Representative Director as true and correct copies thereof; and

(b)
Articles of Incorporation, duly amended and restated in accordance with Section 6.6 hereof, duly certified by the Representative Director as a true and correct copy thereof;

6.6
Amendment of the Articles of Incorporation.    The Articles of Incorporation shall have been amended and restated as set forth in Exhibit IV attached hereto, and be in full force and effect.

6.7
No Material Adverse Change.    Since the date of execution of this Agreement, there shall not have been:

(a)
any Material Adverse Change in the financial condition, assets, liabilities, business, operations, customers or prospects of the Company; or

(b)
any change in political or economic circumstances, or Laws, that would make the transactions contemplated hereby impractical or illegal.

6.8
Third Party Consents.    All necessary consents or waivers in respect of any agreements to which LECG or the Company is a party, and which relate to the subject matter of this Agreement, shall have been obtained, such that in the event of any conflict between the terms of any such agreements and this Agreement, the terms of this Agreement shall govern.

6.9
Appointment of Directors.    The Company's new Directors shall have been elected in accordance with the provisions of the Articles of Incorporation and the Joint Venture Agreement.

6.10
Directors and Officers Insurance.    The Company shall maintain in effect a policy on directors and officers liability insurance for all of its Directors, with an initial term of one (1) year, and with coverage amounts and other terms and conditions reasonably satisfactory to LECG and the K&C Shareholders.

ARTICLE 7
COVENANTS

        LECG and the Company covenant to and agree with K&C Shareholders, and K&C Shareholders covenant to and agree with LECG and the Company as follows:

7.1
Access.    K&C Shareholders shall, from the date hereof until the Closing Date, be entitled, through its employees and representatives, to make such investigations of the property and such examination of the books, records and financial condition of the Company, as K&C Shareholders may reasonably request.

7.2
Ordinary Course Operations.    From the date hereof until the Closing Date, LECG shall cause the Company to, and the Company shall, conduct its operations in the ordinary course of business and in conformity with past practice.

7.3
Closing Conditions.    From the date hereof until the Closing Date, LECG and the Company shall use their best efforts to satisfy all of the conditions precedent to K&C Shareholders' obligations to consummate the transactions contemplated hereby, as set forth in Article 6 hereof, including, without limitation, the obtaining of all necessary government approvals. From the date hereof until the Closing Date, K&C Shareholders shall use their best efforts to satisfy all of the conditions precedent to the Company's obligations to consummate the transactions contemplated hereby, as set forth in Article 5 hereof.

7.4
Notification by LECG and the Company.    From the date hereof until the Closing Date, LECG and the Company shall give prompt notice to K&C Shareholders of (i) the occurrence, or the failure to occur, of any event that has caused or would be likely to cause any representation or warranty of LECG and/or the Company contained in this Agreement to be untrue or inaccurate, and (ii) any failure of LECG and/or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

7.5
Notification by the K&C Shareholders.    From the date hereof until the Closing Date, the K&C Shareholders shall give prompt notice to LECG and the Company of (i) the occurrence, or the failure to occur, of any event that has caused or would be likely to cause any representation or warranty of the K&C Shareholders contained in this Agreement to be untrue or inaccurate, and

  (ii) any failure of the K&C Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

ARTICLE 8
INDEMNIFICATION

8.1
Indemnification by LECG and the Company.    LECG and the Company shall, jointly and severally, indemnify and hold harmless K&C Shareholders from and against and in respect of any and all claims, losses, costs, obligations, liabilities, damages and expenses (including, without limitation, interests, penalties, court costs and attorneys' fees) (collectively, "Losses"), arising out of or relating to any breach of any of the representations and warranties or any covenants or agreements by LECG and/or the Company hereunder.

8.2
Indemnification by K&C Shareholders.    Each K&C Shareholder shall indemnify and hold harmless LECG and the Company from and against and in respect of any and all Losses arising out of or relating to any breach of any of the representations and warranties or any covenants or agreements by a K&C Shareholder, as applicable, hereunder.

8.3
Survival of Representations and Warranties.    Any claim regarding a breach of any of the representations and warranties contained in this Agreement or made in writing by any party in connection with this Agreement must be made within five (5) years from the Closing Date, or else will be considered waived.

ARTICLE 9
TERMINATION

9.1
Termination Prior to Closing.    At any time on or prior to the Closing, LECG and the Company, acting as one party, or K&C Shareholders, acting as the other party, may immediately terminate this Agreement by giving written notice of termination to the other party, if:

(a)
the Closing has not occurred on or prior to July 24, 2003 or any other date as mutually agreed to by LECG and K&C Shareholders, unless the failure of such occurrence is due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement;

(b)
the other party (in the case of LECG and the Company, either LECG or the Company) has committed a material breach of any agreement, covenant, or other terms of this Agreement, and fails to cure such breach within sixty (60) Business Days of the receipt of written notice from the non-breaching party requesting cure of the breach;

(c)
any of the representations and warranties of the other party (in the case of LECG and the Company, either LECG or the Company) are proven to be false, misleading, or fraudulent in any material respect;

(d)
a government approval necessary for the transactions contemplated hereby is ultimately denied or rejected, or if as a result of a change in any Law, the consummation of the transactions contemplated hereby impractical or illegal;

(e)
the Company, any creditor of the Company, or any third party files for composition, corporate reorganization or bankruptcy of the Company, or the Company has become insolvent and is unable to pay any debts as they become due or has explicitly or implicitly suspended payment of any debts as they became due, or the Company has its clearinghouse privileges denied;

(f)
the Joint Venture Agreement is terminated, or

(g)
if both Parties agree in writing to the termination.

9.2
Effect of Termination.    In the event of the termination of this Agreement under any provision of this Article 9, this Agreement shall forthwith become null and void, except for Articles 1, 8, 9, 10, and 11; provided, however, the termination of this Agreement shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

ARTICLE 10
GOVERNING LAW AND DISPUTE RESOLUTION

10.1
Governing Law    The validity, performance, construction, and effect of this Agreement shall be governed by the substantive Law of Korea.

10.2
Mediation    Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach or invalidity hereof (the "Dispute") shall be mediated.

(a)
Dispute Notice    Either of the Company, LECG or a K&C Shareholder ("Proposing Party") may give written notice of a Dispute ("Dispute Notice") to any other Party. The Dispute Notice shall specify in reasonable detail the nature of the issue giving rise thereto. Within fifteen (15) days after the receipt by the other Party of the Dispute Notice, the Proposing Party and the other Party shall meet to amicably resolve such Dispute.

(b)
Mediation    If, after good faith discussions, the Dispute is not resolved within thirty (30) days (or such longer period as the Proposing Party and the other Party may agree) from the date the Dispute Notice is given, the procedures set forth below shall apply:

(c)
Notice    The Proposing Party may refer the dispute, controversy, or claim to a mediator (the "Mediator"), by written notice to the other Party who shall have ten (10) days to accept or reject the Mediator selected by the Proposing Party. If the non-Proposing Party timely objects to the Mediator, then within ten (10) days of such objection, the Proposing Party shall nominate a mediator appointer and notify the other Party of its selection. Within ten (10) days of such notice, the other Party shall nominate a second mediator appointer. The two mediator appointers so chosen shall appoint a single mediator to serve as the Mediator within ten (10) days of the appointment of the second mediator appointer.

(d)
Statement of Dispute    Within ten (10) days following the appointment of the Mediator, the Proposing Party shall submit to the Mediator and to the other Party the following written statements of Dispute ("Statement of Dispute") in English:

(i)
a description of the Dispute;

(ii)
a statement of that Party's position; and

(iii)
copies of relevant documentary evidence in support.

(e)
Statement of Reply    Within thirty (30) days of receipt of the Statement of Dispute, the other Party shall submit the following written statement of reply ("Statement of Reply") to the Proposing Party and the Mediator in English:

(i)
a description of the Dispute;

(ii)
a statement of that Party's position; and

(iii)
copies of relevant documentary evidence in support.

(f)
Further Evidence    The Mediator may call for such further documentary evidence and/or interview such Persons as he/she deems necessary in order to reach his/her decision.

  (g)
  Decision    The Mediator shall reach a decision and give notice to the Party of his/her decision within twenty (20) days of receipt of the Statement of Reply. The decision of the Mediator shall be binding unless either Party issues a notice of intention within ten (10) days of the decision to refer the matter to arbitration.

  (h)
  Costs    The costs of engaging the Mediator shall be borne equally by the Proposing Party and the other Party and each Party shall bear its own legal fees and costs of preparing the materials for and making presentations to the Mediator.

10.3
Arbitration.

(a)
Proceedings of Arbitration    Any Dispute, which is not resolved through mediation, shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules") as are in force at the time of any such arbitration and as may be amended by the rest of this Section 10.3. For the purpose of such arbitration, there shall be no more than one (1) arbitrator appointed in accordance with the Rules (the "Arbitrator"). The place of arbitration shall be Seoul, Korea. All arbitration proceedings shall be conducted in the English language. The Arbitrator shall decide any such dispute, claim, or Dispute strictly in accordance with the governing law specified in Section 10.1 above. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(b)
Cooperation    Each party shall cooperate in good faith to expedite, to the maximum extent practicable, the conduct of any arbitral proceedings commenced under this Agreement.

(c)
Costs and Legal Fees    The costs and expenses of the arbitration, including, without limitation, the fees of the Arbitrator, shall be borne equally by each Party to the dispute or claim; provided, however, that each Party shall bear the cost of its own attorneys' fees and expenses.

(d)
Enforcement of Award    Any award made by the Arbitrator shall be final and binding on the Parties hereto. The Parties expressly agree to waive the applicability of any Laws that would otherwise give the right to appeal the decisions of the Arbitrator so that there shall be no appeal to any court of Law for the award of the Arbitrator, and a Party shall not challenge or resist the enforcement action taken by another Party in whose favor the award of the Arbitrator was given as the grounds of invalidity or unenforceability of the arbitral award.

ARTICLE 11
MISCELLANEOUS

11.1
Confidentiality.

(a)
General Obligation    Each Party undertakes that it shall not reveal, and shall cause its directors, officers, managers, partners, members, representatives, agents, advisors, and employees not to reveal, to any third party any information acquired by it or them in connection with this Agreement or confidential or proprietary information concerning the organization, business, transactions or affairs of the Company or any other Party hereto without the prior written consent of the other Parties.

(b)
Exceptions    The provisions of this Section 11.1 shall not apply to:

(i)
information that is publicly available (except by virtue of a breach of this Agreement);

(ii)
a disclosure, after giving prior notice to the other Party to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable Law, or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; or

    (iii)
    a disclosure by the Company reasonably necessary in the ordinary course of business or otherwise in connection with transactions or proposed transactions of the Company.

  (c)
  Publicity.    No statements to the press about this Agreement or the Company shall be made by any Party without prior approval of the Board; provided, however, that the Board hereby preapproves all ordinary advertising and marketing which may be conducted with respect to the Company consistent with LECG's general advertising and marketing practices. Except as required by Law or by any Governmental Body, no press release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party without advance approval thereof by the other Party; provided that no disclosure of a Party's identity may be made without the prior approval of such Party.

11.2
Notices    All notices to be given or delivered to a Party under this Agreement shall be in writing and shall be deemed to have been given or delivered when: (i) delivered by hand; (ii) if sent by facsimile, on the next business day of the recipient (with receipt confirmed) provided that a copy which is mailed by registered mail, return receipt requested, postage prepaid; or (iii) when received by the addressee, if sent by courier service (return receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate as to itself by notice to the other Party hereto):

If to LECG:

Address: LECG, LLC, 2000 Powell Street, Suite 600, Emeryville, CA 94608, U.S.A.
Fax Number: (510) 653-6213
Attention: Chairman

With a copy to:

Marvin A. Tenenbaum, General Counsel
Address: LECG, LLC, 33 West Monroe Street, Suite 1850, Chicago, IL 60603, U.S.A.
Fax Number: (312) 267-8206

If to a K&C Shareholder:

Address: Kim & Chang, Seyang Building, 223 Naeja-Dong, Chongro-Ku, Seoul, Korea
Fax Number: 82-2-727-9091~3
Attention: Hong-Choo Hyun, Kye-Sung Chung, Chun-Wook Hyun

If to the Company:

Address: LECG Korea, LLC., POSCO Center Building, 11th Floor, 892 Daechi4-Dong, Kangnam-Gu, Seoul, Korea 135-777
Fax Number: 82-2-559-0701
Attention: Dr. Kyung Soon Song

        Any Party may, by notice to the other Parties, designate another address or person for receipt of notices hereunder.

11.3
Expenses and Costs    Each Party shall bear all of its respective fees and expenses incurred in connection with the preparation, execution, obtaining Government Approval, and performance of this Agreement and the Joint Venture Agreement and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants.

11.4
Entire Agreement    This Agreement, together with the Joint Venture Agreement, supersede all previous representations, understandings, or agreements, oral or written, among the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the terms and conditions of their relationship.

11.5
Severability    Each Article, Section, and Subsection of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall be determined finally to be unlawful, all such provisions shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under the Law.

11.6
Amendment and Waiver    This Agreement may not be amended, modified, or supplemented without the written consent of all of the Parties hereto. Any failure by a Party hereto to comply with any obligation, agreement, or condition herein may be expressly waived in writing by each of the other Parties hereto, neither any such waiver or failure to insist upon strict compliance with such obligation, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any such subsequent or other failure.

11.7
Assignment    This Agreement and each and every covenant, terms, and conditions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, devisees and successors, but except as set forth herein, neither this Agreement nor any rights hereunder shall be assignable directly or indirectly by any Party hereto without the prior written consent of the other Parties, which consent may be given or withheld in the other Parties' sole discretion. Such consent shall not be given before or unless an assign or transferee agree to succeed to the rights of a Party hereto and to become a party to this Agreement to the same extent as such Person's assignor or transferor.

11.8
Variations in Pronouns    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the antecedent person or persons or entity or entities may require.

11.9
Headings.    The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

11.10
Counterparts; Language    This Agreement may be executed in three counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement is written in the English language, and the English language text of the Agreement shall prevail over any translation thereof.

11.11
Survival    The provisions contained in Articles 1, 8, 9, 10, and 11 shall survive any termination of this Agreement.

        IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties on the date first written above.

"LECG"
LECG, LLC
By:	/s/ GARY S. YELLIN
Name: Gary S. Yellin
Title:
"COMPANY"
LECG Korea, LLC
By:	/s/ KYUNG SOON SONG
Name: Kyung Soon Song
Title: Representative Director & President
"K&C Shareholders"
By:	/s/ HONG-CHOO HYUN
Name: Hong-Choo Hyun
By:	/s/ KYE-SUNG CHUNG
Name: Kye-Sung Chung
By:	/s/ CHUN-WOOK HYUN
Name: Chun-Wook Hyun

Exhibit I

K&C Shareholder	Number of Shares Purchased	Aggregate Purchase Price
Hong-Choo Hyun	18,711 Shares	US$157,840
Kye-Sung Chung	18,710 Shares	US$157,832
Chun-Wook Hyun	18,710 Shares	US$157,832
Total:	56,131 Shares	US$473,504

Exhibit II

Representations and Warranties

Section 1    Individual Representations and Warranties of LECG

        LECG represents and warrants to K&C Shareholders that:

  1.1
  Due Organization.    LECG is a limited liability company duly organized and validly existing under the Laws of the State of California of the United States of America and has the requisite power and authority and legal right to carry on its business as currently conducted.

  1.2
  Due Authorization.    The execution and delivery by LECG of the Company Documents, and the performance by it of its obligations thereunder (i) are within its corporate power, (ii) have been duly and validly authorized by all necessary company action, (iii) are not in contravention of any provision of its Limited Liability Company Agreement, and (iv) will not violate, in any material respect, any Law.

  1.3
  Enforceability.    The Company Documents, when executed by LECG, will constitute legal, valid and binding obligations of LECG, enforceable against LECG in accordance with their respective terms and except as limited by the following:

          (a)   General principles of equity, including, without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

          (b)   Bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application now or hereafter in effect relating to or affecting the enforcement of rights of creditors;

          (c)   Applicable public policy affecting enforcement of indemnification or contribution provisions, enforcement of release provisions to the extent such release provisions purport to release a contracting party from the consequences of its own acts or omissions, or the power of the federal and state courts to refuse to enforce (or stay the enforcement of) any provision in the Company Documents that purports to waive the rights of any party thereto to assert any rights, claims, or defenses available to such party by statute, constitution, common law or equity of either the United States or Korea;

          (d)   Limitations arising from statutes, and/or from the holdings of certain decisions of courts involving such statutes or involving public policy or principles of equity providing that; (i) under certain circumstances, provisions declaring that the failure to exercise (or a delay in exercising) rights or remedies will not operate as a waiver of any such right or remedy are invalid; (ii) attorneys' fees clauses that purport to apply to fewer than all of the parties to an agreement may be interpreted to benefit all parties to the agreement (but only to the extent they are determined to be "prevailing parties" in any proceeding); and (ii) attorneys' fees clauses that purport to apply to fewer than all of the terms of an agreement may be limited or reconstrued for enforcement purposes;

          (e)   Limitations arising under any conflicts of laws principles applicable under the laws of any U.S. federal or state law or Korean law.

  1.4
  Title to Shares.    LECG has good and valid title to and/or effective control over all of its Shares, free and clear of any Lien.

  1.5
  No Consents.    Except as set forth in Section 1.5 of the disclosure schedule attached hereto as Exhibit III (the "Disclosure Schedule"), neither the execution and delivery by LECG of this Agreement or all of the other Company Documents to which it is a party, nor the performance by it of its obligations hereunder or thereunder, require the consent or approval of, or filing with, any Person or any Governmental Body.

  1.6
  No Litigation.    There is no litigation pending or, to its knowledge, threatened against LECG, which could adversely affect LECG's ability to consummate the transactions contemplated herein.

Section 2    Joint and Several Representations and Warranties of LECG and the Company

        LECG and the Company, jointly and severally, represent and warrant to K&C Shareholders that:

  2.1
  Due Organization; Due Authorization; Enforceability; No Consents.

          (a)   The Company (i) is a limited liability company duly organized and validly existing under the Laws of Korea, (ii) has the requisite power and authority and legal right to conduct its business, (iii) is in compliance with the Articles of Incorporation, and (iv) is in compliance with all Law.

          (b)   The Company has full power and authority to execute and deliver the Company Documents to which it is a party, and to perform its obligations thereunder.

          (c)   The execution and delivery by the Company of this Agreement and all of the other Company Documents, and the performance by the Company of all of its obligations thereunder have been duly authorized by all necessary company action.

          (d)   The Company Documents to which the Company is a party, when executed by the Company, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms and except as limited by the following:

    (i)
    General principles of equity, including, without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

    (ii)
    Bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application now or hereafter in effect relating to or affecting the enforcement of rights of creditors;

    (iii)
    Applicable public policy affecting enforcement of indemnification or contribution provisions, enforcement of release provisions to the extent such release provisions purport to release a contracting party from the consequences of its own acts or omissions, or the power of the federal and state courts to refuse to enforce (or stay the enforcement of) any provision in the Company Documents that purports to waive the rights of any party thereto to assert any rights, claims, or defenses available to such party by statute, constitution, common law or equity of either the United States or Korea;

    (iv)
    Limitations arising from statutes, and/or from the holdings of certain decisions of courts involving such statutes or involving public policy or principles of equity providing that; (A) under certain circumstances, provisions declaring that the failure to exercise (or a delay in exercising) rights or remedies will not operate as a waiver of any such right or remedy are invalid; (B) attorneys' fees clauses that purport to apply to fewer than all of the parties to an agreement may be interpreted to benefit all parties to the agreement (but only to the extent they are determined to be "prevailing parties" in any proceeding);

      and (C) attorneys' fees clauses that purport to apply to fewer than all of the terms of an agreement may be limited or reconstrued for enforcement purposes;

    (v)
    Limitations arising under any conflicts of laws principles applicable under the laws of any U.S. federal or state law or Korean law.

          (e)   Except as set forth in Section 2.1(e) of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement or any of the other Company Documents to which it is a party, nor the performance by it of its obligations hereunder or thereunder, require the consent or approval of, or filing with, any Person or Governmental Body.

          (f)    There is no litigation pending or, to the knowledge of LECG or the Company, threatened against the Company, which could adversely affect the Company's ability to consummate the transactions contemplated herein.

  2.2
  Capitalization.

          (a)   As of the date hereof, the Shares of the Company consists of 56,131 Shares, par value five thousand (5,000) Won per Share. All such issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. Except for such outstanding Shares, there exist no other Shares or other securities of the Company.

          (b)   As of the date hereof, LECG is the registered owner of all of the issued and outstanding Shares.

          (c)   Immediately after the Closing, the Shares of the Company will consist of 112,262 Shares, par value five thousand (5,000) Won per Share. Except for such outstanding Shares, there will exist no other Shares or other securities of the Company. All of the Shares, once issued, will be duly authorized, validly issued, fully paid and non-assessable.

  2.3
  Other Commitments.    Other than as expressly provided in the Company Documents:

          (a)   There are no existing options, warrants, calls, commitments, subscriptions, or other agreements to which the Company or any of its Affiliates is a party, (i) requiring the issuance of any Shares or other securities of the Company, or (ii) entitling any Person to purchase or otherwise acquire any Shares or other securities of the Company; and

          (b)   There are no agreements to which the Company or any of its Affiliates are a party, with respect to (i) management rights of the Company or (ii) voting and/or transfer of shares of capital stock of the Company.

  2.4
  Corporate Records.    The corporate books of the Company, as previously made available to K&C Shareholders, accurately reflect all company action of the Board and the Shareholder of the Company.

  2.5
  Other Investments; Other Business.    The Company is not engaged in any joint venture or partnership with, nor has the Company made any investment in, any other Person.

  2.6
  Affiliate Transactions

          (a)   Section 2.6 of the Disclosure Schedule sets forth a list of all transactions between the Company, on the one hand, and LECG and/or its Affiliate thereof, on the other hand, together with brief descriptions of the material terms of such transactions. Each of the transactions set forth on the Disclosure Schedule has been conducted on the basis of prevailing market rates and terms such that from the Company's perspective, each such transaction has been made on terms no less favorable to the Company than terms which would have been available from unrelated third parties.

          (b)   Except as set forth on Section 2.6 of the Disclosure Schedule, there are no transactions between the Company, on the one hand, and LECG or its Affiliate thereof, on the other hand, which involve loans or guarantees.

  2.7
  No Violation.    The execution and delivery by LECG and the Company of the Company Documents, and the performance by LECG and the Company of their obligations thereunder will not (i) contravene any provision of the Articles of Incorporation of the Company; (ii) violate any Law, (iii) violate, constitute a default under, permit the termination or acceleration of the maturity of, or cause the loss of any rights or options under, any Material Contracts, or (iv) result in the creation or imposition of any Lien upon any property or other assets of the Company.

  2.8
  Regulatory Approvals and Other Consents.    Section 2.8 of the Disclosure Schedule sets forth an accurate and complete description of each consent, approval, authorization, report, notice, filing, exemption or other requirement, whether prescribed by the Articles of Incorporation or by Law, or whether required pursuant to the terms of any Material Contracts, which must be obtained from any Person or Governmental Body or which must otherwise be satisfied by LECG or the Company, in order that neither (i) the execution and delivery by LECG and the Company of the Company Documents nor (ii) the consummation of the transactions contemplated, would cause any breach of the representations and warranties of LECG and/or the Company contained in Sections 1 and 2 of this Exhibit I. Each such consent, approval, authorization, report, notice, filing, exemption or other requirement will be obtained or satisfied on or prior to the Closing Date.

  2.9
  Financial Statements.

          (a)   Section 2.9 of the Disclosure Schedule sets forth (i) the un-audited financial statements of the Company as of the year ended December 31, 2002 and (ii) the un-audited financial statements of the Company for the period from January 1, 2003 to June 30, 2003 (the financial statements described in clauses (i) and (ii) of this Section 2.9(a) collectively, the "Financial Statements").

          (b)   The Financial Statements (i) were prepared in accordance with the books and records of the Company; (ii) were prepared in accordance with accounting principles generally accepted in the United States consistently applied; (iii) would likely not require a material adjustment to be conformed to the accounting principles generally accepted in Korea, (iv) fairly present the financial position of the Company and the results of its operations and cash flows for the respective periods covered thereby in conforming with accounting principles generally accepted in the United States; (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes, with respect to the periods then ended and all prior periods; and (vi) with respect to contracts and commitments for the provision of services by the Company, contain and reflect adequate reserves for all reasonably anticipated losses, costs and expenses.

  2.10
  Financial Condition.

        Except for those liabilities specifically reflected or reserved against on the Financial Statements or otherwise specifically disclosed in Section 2.9 of the Disclosure Schedule, the Company has no indebtedness, liabilities, claims, losses, damages, deficiencies, obligations, responsibilities, whether direct or indirect, accrued or un-accrued, known or unknown, liquidated or un-liquidated, and absolute or contingent.

  2.11
  Ordinary Course of Business; No Material Adverse Change.    Since June 30, 2003, (i) the Company has conducted its business only in the ordinary course consistent with past practices and (ii) there has been no Material Adverse Change in the condition (financial or otherwise), assets, liabilities, business, operations, customers or prospects of the Company, or in the value or condition of its properties and assets. Neither LECG nor the Company knows or has reason to know of any facts or contingencies which could reasonably be expected to result in a Material Adverse Change in the financial condition, assets, liabilities, business, operations, customers or prospects of the Company.

  2.12
  Tax Matters.    The Company has duly, timely, correctly and properly (i) filed all Tax returns and other filings required to be filed by it and (ii) paid all Taxes that are due and payable. The Company has withheld accurate and proper amounts from all payments made to all Persons, including, without limitation, its officers, directors and employees, in full compliance with applicable Law, and such mounts have been timely paid to the appropriate Governmental Body. The Company has properly characterized all items in its Tax returns and other filings. No Tax or other audits or other administrative or judicial proceedings are pending or, to the knowledge of LECG or the Company, threatened with regard to any Taxes for which the Company may be liable, and no assessment of Taxes is proposed against the Company.

  2.13
  Intellectual Property.

          (a)   Section 2.13 of the Disclosure Schedule sets forth an accurate and complete description of each Intellectual Property owned or used by LECG and/or the Company necessary for the conduct of the business of the Company as heretofore conducted. The Company has good and valid title to and ownership of, or valid license or other consent to use, all such Intellectual Property, free and clear of any Lien, and all registrations and/or applications relating to such Intellectual Property are valid and in full force and effect.

          (b)   There are no pending or, to the knowledge of LECG or the Company, threatened claims, actions, judicial or other adversarial proceedings, disputes or disagreements involving LECG and/or the Company, with respect to any item of Intellectual Property set forth on the Disclosure Schedule. The Company's use of such Intellectual Property has not and will not conflict with, infringe upon, or violate any intellectual property right of any Person.

          (c)   The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, and each employee of the Company and other Persons with access to the Company's trade secrets have duly executed confidentiality agreements.

  2.14
  Real and Tangible Personal Property.

          (a)   Section 2.14(a) of the Disclosure Schedule sets forth an accurate and complete description of each Real Property owned, leased or used by the Company or otherwise necessary for the business of the Company as heretofore conducted. The Company has (i) good and marketable title to and ownership of each of its owned Real Property, and (ii) a right of prior and continuing possession to each other Real Property, whether such right arises by virtue of a lease, easement, license or otherwise, in each case free of any Lien. All of the buildings, fixtures and other improvements constituting a part of the Real Property are in good operating condition and repair. The Company is not in default under any agreements with respect to any of the leased Real Property, and to its knowledge, the other parties to such agreements are not in default of any mortgage, covenant or other agreement relating to the leased Real Property.

          (b)   Section 2.14(b) of the Disclosure Schedule sets forth an accurate and complete description of each Tangible Personal Property (i) owned by the Company and having estimated fair market value per unit in excess of US$100,000, or (ii) not owned by the Company but in possession of, used, or otherwise necessary for the business of the Company, and having rental payments therefor in excess of US$100,000 per year. The Company has good and marketable title to and ownership of each of its owned Tangible Personal Property, and (ii) a right of prior and continuing possession to each other Tangible Personal Property, whether such right arises by virtue of a lease, license or otherwise, in each case free of any Lien. Each item of Tangible Personal Property is in good operating condition and repair.

  2.15
  Material Contracts.

          (a)   Section 2.15 of The Disclosure Schedule sets forth an accurate and complete list of each Material Contract. Each Material Contract is in full force and effect and constitutes the legal, valid and binding obligation of the Company, and the Company has no knowledge that any Material Contract is not a legal, valid and binding obligation against the other parties thereto. The Company has timely performed all of the obligations required to be performed by it under the Material Contracts, and the Company does not and has no reason to believe that it will not be able to timely perform all of the obligations required to be performed by it.

          (b)   Other than the Joint Venture Agreement, the Company is not a party to, and is not bound by, any contract which (i) restricts the conduct of its business or (ii) contains any unusual or burdensome provisions which could reasonably be expected to have a Material Adverse Effect upon its financial condition, assets, liabilities, business, operations, customers or prospects.

  2.16
  Labor and Employment Matters.

          (a)   Section 2.16(a) of the Disclosure Schedule sets forth copies of all Labor Agreements.

          (b)   Except as disclosed in Section 2.16(b) of the Disclosure Schedule, the Company has complied, in all material respects, with all Labor Agreements and all applicable Law relating to labor and employment.

          (c)   Except as disclosed in Section 2.16(c) of the Disclosure Schedule, the Company has no liabilities to the Company employees, contingent or otherwise (including, without limitation, liabilities for severance or other retirement benefits), which are not fully reflected on the Financial Statements or which are not fully funded.

          (d)   Except as disclosed in Section 2.16(d) of the Disclosure Schedule, there is no (i) unfair labor practice complaint against the Company pending before any Governmental Body, (ii) pending labor strike or other labor trouble affecting the Company, (iii) material labor grievance pending against the Company, or (iv) pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party.

          (e)   Section 2.16(e) of the Disclosure Schedule sets forth a list of (i) all employees of the Company as of the date hereof (the "Company Employees"), together with their areas of expertise and brief summaries of their work experience, and (ii) all individuals being recruited as employees of the Company.

  2.17
  Litigation.    There are no pending or, to the knowledge of LECG or the Company, threatened, adverse claims, disputes, governmental investigations, suits, actions, arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, civil or criminal, by or against or otherwise affecting any of LECG, the Company, or the Company's financial condition, assets, liabilities, business, operations, customers or prospects.

  2.18
  Insurance.    The Company has subscribed for adequate insurance and social security coverage for the protection of its business and for the protection of its directors, officers, and employees. All premiums for such policies have been paid in full and such policies are in full force and effect.

  2.19
  Full Disclosure.    To the best knowledge and belief of each of LECG and the Company, all information provided by the Company or its agents and representatives to K&C Shareholders in connection with this Agreement or the transactions contemplated hereby (i) is true and correct in all material respects as of the respective dates of such information, and (ii) does not omit any fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading as of the respective dates of such information.

Section 3    Representations and Warranties of the K&C Shareholders

        Each of the K&C Shareholders individually represents and warrants to the Company that:

  3.1
  Due Authorization.    Such K&C Shareholder has the legal capacity to execute and deliver the Agreement and perform its obligations thereunder and, in doing so, will not violate, in any material respect, any Law;

  3.2
  Enforceability.    This Agreement, when executed, will constitute a legal, valid and binding obligation of that K&C Shareholder, enforceable against that K&C Shareholder in accordance with its respective terms, except as limited by the following:

          (a)   General principles of equity, including, without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

          (b)   Bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application now or hereafter in effect relating to or affecting the enforcement of rights of creditors;

          (c)   Applicable public policy affecting enforcement of indemnification or contribution provisions, enforcement of release provisions to the extent such release provisions purport to release a contracting party from the consequences of its own acts or omissions, or the power of the federal and state courts to refuse to enforce (or stay the enforcement of) any provision in the Agreement that purports to waive the rights of any party thereto to assert any rights, claims, or defenses available to such party by statute, constitution, common law or equity of either the United States or Korea;

          (d)   Limitations arising from statutes, and/or from the holdings of certain decisions of courts involving such statutes or involving public policy or principles of equity providing that; (i) under certain circumstances, provisions declaring that the failure to exercise (or a delay in exercising) rights or remedies will not operate as a waiver of any such right or remedy are invalid; (ii) attorneys' fees clauses that purport to apply to fewer than all of the parties to an agreement may be interpreted to benefit all parties to the agreement (but only to the extent they are determined to be "prevailing parties" in any proceeding); and (iii) attorneys' fees clauses that purport to apply to fewer than all of the terms of an agreement may be limited or reconstrued for enforcement purposes;

          (e)   Limitations arising under any conflicts of laws principles applicable under the laws of any U.S. federal or state law or Korean law.

  3.3
  No Consents.    Except as set forth in Section 3.2 of the Disclosure Schedule, neither the execution and delivery by the K&C Shareholder of this Agreement, nor the performance by that K&C Shareholder of its obligations thereunder, require the consent or approval of, or filing with, any Person or any Governmental Body, except for an approval of the Seoul Bar Association.

  3.4
  No Litigation.    There is no litigation pending or, to the respective K&C Shareholder's knowledge, threatened against that K&C Shareholder, which could adversely affect that K&C Shareholder's ability to consummate the transactions contemplated herein.

Exhibit III

Disclosure Schedule

Exhibit IV

Amended and Restated

Articles of Incorporation

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